MDU CONSTRUCTION SERVICES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN
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I.              PURPOSE
The purpose of the Executive Incentive Compensation Plan (the "Plan") is to provide an incentive for key executives of MDU Construction Services Group, Inc. (formerly known as Utility Services, Inc.) (the "Company") and any subsidiaries participating in the Plan (each a "Subsidiary", and together, the "Subsidiaries") to focus their efforts on the achievement of challenging and demanding corporate objectives.  The Plan is designed to reward successful corporate performance calculated from January 1 to December 31 of each Plan Year, as measured against specified performance goals as well as exceptional individual performance.  When corporate or subsidiary performance reaches or exceeds the performance targets and individual performance is exemplary, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives.

II.             DEFINITIONS
Capitalized terms not otherwise defined herein shall have the meanings given them in the Company’s Executive Incentive Compensation Plan Rules and Regulations.

III.            BASIC PLAN CONCEPT
The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance objectives.  A target incentive award for each individual within the Plan is established based on the position level and actual base salary, provided, however, that the Compensation Committee of the Board of Directors (the "Committee") of the Company in its sole discretion may, instead of actual base salary, use the assigned salary grade market value (midpoint) ("Salary").  The target incentive award represents the amount to be paid, subject to the achievement of the performance objective targets established each year.  Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Plan Participants to achieve the specified performance goals.  Therefore, in its review of corporate performance the Committee, in consultation with the Chief Executive Officer of MDU Resources Group, Inc., may modify the performance targets.  However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

IV.           ADMINISTRATION
The Plan shall be administered by the Committee with the assistance of the President of the Company.  The Committee shall approve annually, prior to the beginning of each Plan Year, the list of eligible Participants, and the target incentive award level for each position within the Plan.  The Plan's performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during that Plan Year.  The Committee shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
The Board of Directors of the Company may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

V.             ELIGIBILITY
Key executives of the Company or the Subsidiaries who are determined by the Committee to have a key role in both the establishment and achievement of Company and/or Subsidiary objectives shall be eligible to participate in the Plan.
Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, for any reason or no reason in the Company's or a Subsidiary's sole discretion, or confer upon any Participant any right to continue in the employment of the Company or any Subsidiary.  No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

VI.           PLAN PERFORMANCE MEASURES
Performance measures shall be established that consider shareholder and customer interests.  These measures shall be evaluated annually based on achievement of specified goals.
The performance measure reflective of shareholders' interest will be the percentage attainment of corporate goals, as determined each year by the Committee.  This measure may be applied at the Company level for some individuals, such as the President, whose major or sole impact is Company-wide, or at the Subsidiary level for individuals whose major or sole impact is on Subsidiary results.
Individual performance will be assessed based on the achievement of annually established individual objectives.
Threshold, target and maximum award levels will be established annually for each performance measure. The Committee will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VII.           TARGET INCENTIVE AWARDS
Target incentive awards will be expressed as a percentage of each Participant's Salary.  These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the Company's or a Subsidiary's objectives.  A schedule showing the target awards as a percentage of Salary for eligible positions will be prepared by the Committee for each Plan Year.

VIII.          INCENTIVE FUND DETERMINATION
The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.  Once the incentive targets have been determined by the Committee, a target incentive fund shall be established and accrued ratably by the Company.  The incentive fund and accruals may be adjusted during the year.
After the close of each Plan Year, the Company will prepare an analysis showing the Company's and each Subsidiary's performance in relation to each of the performance measures employed.  This will be provided to the Committee for review and comparison to threshold, target and maximum performance levels.  In addition, any recommendations of the President will be presented at this time.  The Committee will then determine the amount of the target incentive fund earned.

IX.           INDIVIDUAL AWARD DETERMINATION
Each individual Participant's award will be based first upon the level of performance achieved by the Company and/or the

Subsidiary and secondly based upon the individual's performance.  The criteria applicable for assessing individual performance will be approved by the Committee no later than its regularly scheduled February meeting during the Plan Year.  The assessment by the Committee, after consultation with the President, of achievement relative to the established criteria, as determined by a percentage from 0 percent to 200 percent, will be applied to the Participant's target incentive award which has been first adjusted for Company or Subsidiary performance.

X.            PAYMENT OF AWARDS
Except as provided below or as otherwise determined by the Committee, in order to receive an award under the Plan, the Participant must remain in the employment of the Company or the Subsidiary for the entire Service Year.  If a Participant terminates employment with the Company pursuant to Section 5.01 of the Company's Bylaws which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a Subsidiary pursuant to a similar Subsidiary Bylaw provision) and if the Participant's 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated.  Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs.  The prorated award shall be paid as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
A Participant who transfers between the Company or a Subsidiary and another company in the MDU Resources Group, Inc. system may receive a prorated award at the discretion of the Committee.

 Payments made under this Plan will not be considered part of compensation for pension purposes.  Payments will be made in cash as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.

XI.           ACCOUNTING RESTATEMENTS
This Section XI shall apply only to incentive awards granted to Participants in the Plan who are employees of the Company.  Notwithstanding anything in the Plan or the Plan's Rules and Regulations to the contrary, if the Company's audited financial statements are restated, the Committee may, in accordance with the Company's Guidelines for Repayment of Incentives Due to Accounting Restatements, take such actions as it deems appropriate (in its sole discretion) with respect to
(a)           unpaid incentive awards under the Plan (including incentive awards relating to completed Plan Years, but with respect to which payments have not yet been made) ("Outstanding Awards") and
(b)           prior incentive awards that were paid within the 3 year period preceding the restatement ("Prior Awards"), provided such Prior Awards were not paid prior to the date the Plan was amended to add this Section XI, if the calculation of the amounts payable or paid under such awards are, or would have been, directly impacted by the restatement, including, without limitation, (i) securing (or causing to be secured) repayment of some or all payments made pursuant to Prior Awards, (ii) making (or causing to be made) additional payments, (iii) reducing or otherwise adjusting the amount payable pursuant to Outstanding Awards and/or (iv) causing the forfeiture of Outstanding Awards.  The Committee may, in its sole discretion, take different actions pursuant to this Section XI with respect to different awards, different Participants (or beneficiaries) and/or different classes of awards or Participants (or beneficiaries).  The Committee has no obligation to take any action permitted by this Section XI.  The Committee may consider any factors it chooses in taking (or determining whether to take) any action permitted by this Section XI, including, without limitation, the following:
(A)           The reason for the restatement of the financial statements;
(B)           The amount of time between the initial publication and subsequent restatement of the financial statements; and
(C)           The Participant's current employment status, and the viability of successfully obtaining repayment.
If the Committee requires repayment of all or part of a Prior Award, the amount of repayment may be based on, among other things, the difference between the amount paid to the individual and the amount that the Committee determines in its sole discretion should have been paid based on the restated results.  The Committee shall determine whether repayment shall be effected (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be provided to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing.  Additionally, by accepting an incentive award under the Plan, Participants acknowledge and agree that the Committee may take any actions permitted by this Section XI with respect to Outstanding Awards to the extent repayment is to be made pursuant to another plan, program or arrangement maintained by the Company or any of its affiliates.

MDU CONSTRUCTION SERVICES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

RULES AND REGULATIONS

The Compensation Committee of the Board of Directors of MDU Construction Services Group, Inc. (formerly known as Utility Services, Inc.) (the "Company") hereby adopts the following Rules and Regulations for the administration of the Executive Incentive Compensation Plan (the "Plan").

I.                  DEFINITIONS
The following definitions shall be used for purposes of these Rules and Regulations and for the purpose of administering the Plan:

1.	The "Committee" shall be the Compensation Committee of the Board of Directors of the Company.

2.	The "Company" shall refer to MDU Construction Services Group, Inc.

3.	"Participants" for any Plan Year shall be those key executives of the Company or Subsidiaries who have been approved by the Committee as eligible for participation in the Plan for such Plan Year.

4.	"Payment Date" shall be the date set by the Committee for payment of awards pursuant to Section X of the Plan.

5.	The "Plan" shall refer to the MDU Construction Services Group, Inc. Executive Incentive Compensation Plan.

6.	The "Plan Year" shall be January 1 through December 31.

7.	"Retirement" means the later of the day the Participant attains age 55 or the day the Participant ceases to be an employee of the

Company, MDU Resources Group, Inc. or any subsidiary of MDU Resources Group, Inc.

8.	"Service Year" means the Plan Year during which the services giving rise to the incentive award are performed.

9.	"Subsidiary" means any subsidiary of the Company participating in the Plan.

II.               ADMINISTRATION

1.	The Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

2.	No member of the Committee shall participate in a decision as to that member's own eligibility for, or award of, an incentive award payment.

3.
Prior to the beginning of each Plan Year, the Committee shall approve a list of eligible key executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

4.
No later than its regularly scheduled February meeting during the Plan Year, the Committee shall approve an Annual Operating Plan.  The Annual Operating Plan shall include the Plan’s performance measures and target incentive award levels for each salary grade covered by the Plan for the Plan Year.  The Plan’s performance targets for the year shall be approved by the Committee no later than its regularly scheduled February meeting during the Plan Year.  The Annual Operating Plan, insofar as it is relevant to each individual Participant, shall be made available by the Committee to each Participant in the Plan.

5.
The Committee shall have final discretion to determine actual award payment levels and whether or not payments shall be made for any Plan Year.  However, unless the Plan's performance objectives are met for the Plan Year, no award shall be made for that Plan Year.  Performance targets modified pursuant to Section III of the Plan will be deemed performance targets for purposes of determining whether or not these targets have been met.

III.              PLAN PERFORMANCE MEASURES

1.
The Committee shall establish the percentage attainment of corporate performance measure and the percentage attainment of individual goals measure.  The Committee may establish more or fewer performance measures as it deems necessary.

2.
The corporate performance measure may be set by reference to earnings, return on invested capital or any other measure or combination of measures deemed appropriate by the Committee.  It may be established for the Company or for a Subsidiary.

3.	Individual performance will be assessed based on the achievement of annually established individual objectives.

4.
Plan performance measures may be applied at the Company level for individuals such as the President whose major or sole impact is Company-wide, or at the Subsidiary level for individuals whose major or sole impact is on Subsidiary results.  The Annual Operating Plan shall contain a list of individuals to whom the Plan performance measures will be applied at the Company level and a list of those individuals for whom the Plan performance measures will be applied at the Subsidiary level.  The relevant Subsidiary for each individual will be identified.

5.	The Committee shall set threshold, target and maximum award levels for the performance measures for each Subsidiary and for the Company. Those levels shall be included in the Annual Operating Plan.

6.	The Committee will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV.              TARGET INCENTIVE AWARDS

1.	Target incentive awards will be a percentage of each Participant's Salary, as defined in the Plan.

2.	Target incentive awards shall be set by the Committee annually and will be included in the Annual Operating Plan.

V.                INCENTIVE FUND DETERMINATION

1.	The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

2.
Once individual incentive targets have been determined, a target incentive fund shall be established and accrued ratably by the Company.  The incentive fund and accruals may be adjusted during the year.

3.
As soon as practicable following the close of each Plan Year, the President will provide the Committee with an analysis showing the Company's and each Subsidiary's performance in relation to the performance measures.  The Committee will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

4.	In determining the actual incentive fund, the Committee may consider any recommendations of the President.

VI.              INDIVIDUAL AWARD DETERMINATION

1.
The Committee shall have the sole discretion to determine each individual Participant's award.  The Committee's decision will be based first upon the level of performance achieved by the Company and/or the Subsidiary and secondly upon the individual's performance.

2.
The Committee, after consultation with the President, shall set the award as a percentage from 0 percent to 200 percent of the Participant's target incentive award, adjusted for Company or Subsidiary performance.

VII.              PAYMENT OF AWARDS

1.	On the date the Committee determines the awards to be made to individual Participants, it shall also establish the Payment Date.

2.
Except as provided below or as the Committee otherwise determines, in order to receive an award under the Plan, a Participant must remain in the employment of the Company or the Subsidiary for the entire Service Year.

3.	A Participant who transfers between the Company or a Subsidiary and another company in the MDU Resources Group, Inc. system may receive a prorated award at the discretion of the Committee.

4.
If a Participant terminates employment with the Company pursuant to Section 5.01 of the Company's Bylaws, which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a Subsidiary pursuant to a similar Subsidiary Bylaw provision), and if the Participant's 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated.  Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant's 65th birthday occurs.

5.         Payment of the award shall be made in cash.  Payments shall be made on the Payment Date.